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                                                                    EXHIBIT 99.2

FOR IMMEDIATE RELEASE


Contact:    Adam C. Derbyshire                 Mike Freeman
            Vice President and                 Director, Investor Relations and
            Chief Financial Officer            Corporate Communications
            919-862-1000                       919-862-1000

                        SALIX PHARMACEUTICALS IN-LICENSES
                         ULCERATIVE COLITIS PRODUCT FROM
                                 DR. FALK PHARMA
                 Salix Pharmaceuticals/Dr. Falk Pharma Establish
                                  Collaboration

RALEIGH, NC, July 15, 2002 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has in-licensed rights to a pellet formulation of mesalamine under an agreement with Dr. Falk Pharma GmbH (Freiburg, Germany). The agreement gives Salix the exclusive rights to develop and market the product in the United States. In return Salix will make upfront, milestone and royalty payments to Falk. The agreement also provides Salix the right of first negotiation with respect to rights to develop and market certain additional Falk products in the United States.

The new mesalamine product is marketed in Germany by Falk under the trade name Salofalk(R) Granu-Stix(R) for the treatment of acute episodes and the maintenance of remission of ulcerative colitis. Salofalk Granu-Stix delivers the therapeutically active anti-inflammatory agent mesalamine (5-aminosalicylic acid or 5-ASA) to the distal ileum and colon by means of dual-release granules.

Salix intends to complete the development work required to secure regulatory approval for the product in the U.S., which is patent protected until 2018.

"Salofalk Granu-Stix represents a unique release mechanism and formulation for the delivery of mesalamine to the distal ileum and colon," commented Dr. Allen Mangel, Vice President,

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Research and Development, Salix. "The addition of this product to our portfolio will allow the Company to expand its range of treatment options for ulcerative colitis. The product's prolonged release system is designed to consistently release mesalamine in the distal ileum and throughout the entire colon. Furthermore, the release characteristics of the product may present the possibility of less frequent dosing; therefore, we intend to explore the development of improved dosing regimens."

Carolyn Logan, President and CEO of Salix, stated, "We are extremely pleased to announce the initiation of a collaboration between Dr. Falk Pharma and Salix Pharmaceuticals, as well as the in-licensing of a late-stage product for the treatment of ulcerative colitis. Dr. Falk Pharma is one of the most recognized companies worldwide in gastroenterology. Since 1967, the Falk Foundation has sponsored over 150 international symposia in which thought leaders from over 100 countries have come together to advance knowledge in the treatment of gastroenterology and hepatology. We are honored to be allied with Dr. Falk Pharma and look forward to bringing innovations from their research efforts to gastroenterologists and their patients in the U.S."

The Company will host a conference call at 10:00 a.m. EDT, on July 16, 2002 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company's web site through July 22. The telephone numbers to access the conference call are (800) 500-0177 (U.S. and Canada) or (719) 457-2679 (international). A replay of the call will be available from 1:00 p.m. EDT, July 16 through July 22. The telephone numbers to access the replay of the call are
(888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international). The access code for the replay is 140756.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license late-stage or marketed proprietary therapeutic drugs; complete the required development and regulatory submission of these products; and market them through the Company's 60-member gastroenterology specialty sales force. Salix's first marketed product is COLAZAL(R) (balsalazide disodium) Capsules 750 mg, an anti-inflammatory drug approved for

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the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix's next product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company submitted an NDA for rifaximin for the treatment of travelers' diarrhea to the FDA on December 26, 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com.

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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include risks of regulatory review and clinical trials, the need to acquire additional products and management of rapid growth. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.